COMPANY NOTICE TO HOLDERS OF
REGAL BELOIT CORPORATION
2.75% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024
CUSIP NUMBER: 758750 AA1 AND 758750 AB9

February 13, 2009

To the beneficial and record owners of the 2.75% Convertible Senior Subordinated Notes Due 2024 (the “Securities”) issued by Regal Beloit Corporation (the “Company”):

        The Company, by this written notice, hereby notifies you, pursuant to Section 3.07 of that certain Indenture, dated as of April 5, 2004, between the Company and U.S. Bank National Association, as supplemented by the First Supplemental Indenture, dated as of December 9, 2004 (the “Indenture”), that you may request the Company to repurchase your Securities by delivery of a Purchase Notice. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Indenture.

1.     Purchase Date: March 15, 2009

2.     Purchase Price: A cash purchase price equal to 100% of the principal amount of the Securities, plus accrued and unpaid Interest to (but not including) the Purchase Date. No Contingent Interest or Liquidated Damages are payable on the Securities as of the date hereof nor will there be any Contingent Interest or Liquidated Damages payable on the Securities as of the Purchase Date.

3.     Conversion Rate: To the extent described in Item 5 below, each $1,000 principal amount of the Securities may become convertible into 39.1179 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), subject to adjustment.

4.     Paying Agent and Conversion Agent: U.S. Bank National Association, 60 Livingston Avenue, EP-MN-WS3C, St. Paul, MN 55107-2292, Attn: Specialized Finance Department.

5.     The Securities are not currently convertible. You may be entitled to have your Securities converted if:

(i) during any Fiscal Quarter of the Company commencing after June 30, 2004 (and only during such quarter), if the Sale Price of the Common Stock for 20 trading days of the last 30 Trading Days of the immediately preceding Fiscal Quarter period was more than 130% of the Conversion Price in effect on such trading day. The Company has irrevocably elected to satisfy 100% of the Conversion Obligation in cash to the extent of the principal amount, with any remaining amount of the Conversion Obligation to be satisfied at the Company’s option in cash, shares of Common Stock, or a combination of cash and Common Stock;

(ii) during the five Business Day period after any five consecutive Trading Day period in which the Trading Price per $1,000 principal amount of the Securities for each day of such five Trading Day period was less than 98% of the product of the Sale Price of the Common Stock and the Conversion Rate of the Securities on each such day; provided, that if on the date of any conversion pursuant to this clause the Sale Price of Common Stock is greater than 100% but less than 130% of the Conversion Price, a holder shall receive cash with a value equal to the principal amount of the holder’s Securities plus accrued and unpaid Interest as of the Conversion Date;

(iii)	the Company has called the Securities for redemption; or

(iv)	certain specified corporate transactions described in the Indenture occur.

        If the Securities were to become convertible, Holders that exercise their right to convert the Securities would receive up to the principal amount of the Securities in cash, with the balance of the conversion obligation, if any, to be satisfied in shares of Common Stock or cash, at the discretion of the Company. Securities as to which a Holder has delivered a Purchase Notice may be converted if they are otherwise convertible only in accordance with Article 10 of the Indenture and Section 8 of the Securities and only if the applicable Purchase Notice has been withdrawn in accordance with the terms of the Indenture.

        The Securities as to which you have delivered a Purchase Notice to the Paying Agent may be converted if they are otherwise convertible pursuant to Article 10 of the Indenture and the terms of the Securities only if you withdraw such Purchase Notice pursuant to the terms of the Indenture.

6.     The Securities must be surrendered to the Paying Agent to collect payment.

7.     The Purchase Price for the Securities as to which you have delivered a Purchase Notice and not withdrawn such Purchase Notice shall be paid promptly following the later of the business day immediately following such Purchase Date and the date you deliver such Securities to U.S. Bank National Association.

8.     In order to exercise your option to have the Company purchase your Securities, you must use the following procedures:

(i) If your Securities are held in certificated form, you must properly complete and execute a written notice of purchase, which we refer to as the “Purchase Notice,” and deliver it to U.S. Bank National Association with any other required documents and the certificates representing the Securities to be surrendered for purchase, prior to 5:00 p.m., Eastern Time, on March 13, 2009.

(ii) If your Securities are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Securities on your behalf.

(iii) If you are a participant with the Depository Trust Company, which we refer to as “DTC,” you should surrender your Securities electronically through DTC’s Automated Tenders over the Participant Terminal System, subject to the terms and procedures of that system prior to 5:00 p.m., Eastern Time, on March 13, 2009. If you surrender your Securities through DTC, you need not submit a physical Purchase Notice to the Paying Agent if you comply with the transmittal procedures of DTC. By surrendering Securities through the transmittable procedures of DTC, you agree to be bound by the terms of this Company Notice and the Purchase Notice.

A Fundamental Change, which generally includes certain acquisitions of beneficial ownership of the Company’s capital stock, certain changes in the composition of the Company’s board of directors and certain significant transactions involving the Company, in each case under the terms and conditions specified in the Indenture, has not occurred as of the date of this Company Notice. If a Fundamental Change occurs, you will have the right on the Fundamental Change Purchase Date (subject to certain exceptions) to require the Company to purchase for cash all of the Securities not previously called for redemption, or any portion of those Securities that is equal to $1,000 in principal amount or integral multiples thereof, at a Fundamental Change Purchase Price equal to 100% of the principal amount of the Securities plus any accrued and unpaid Interest, Contingent Interest, if any, and Liquidated Damages, if any, on the Securities to (but not including) the Fundamental Change Purchase Date. To exercise this right, you must deliver to the Paying Agent a duly completed written notice of purchase and surrender the Securities as provided in the Indenture and the Securities.

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9.     You may withdraw any Purchase Notice, previously delivered, by 5:00 p.m., Eastern Time, on March 13, 2009.

10.     Unless the Company defaults in making the payment of the Purchase Price owed to you, Interest, Contingent Interest, if any, and Liquidated Damages, if any, on your Securities as to which you have delivered a Purchase Notice shall cease to accrue on and after March 15, 2009.

11.     CUSIP Number: 758750 AA1 and 758750 AB9

REGAL BELOIT CORPORATION

NOTICE:

U.S. Bank National Association will withhold under the United States backup withholding tax rules 28% of any payment that is made upon purchase of a Security unless the Holder delivers a properly completed IRS Form W-9, or appropriate Substitute Form W-9, or the Holder otherwise establishes an exemption from such backup withholding.

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SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about your option, which we refer to as your “Put Option,” to have us repurchase your Regal Beloit Corporation 2.75% Convertible Senior Subordinated Notes Due 2024, which we refer to as the “Securities.” To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this notice, which we refer to as this “Company Notice,” because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Securities?

        Regal Beloit Corporation, a Wisconsin corporation, is offering to purchase your Securities that are validly surrendered for purchase and not validly withdrawn. (Pages 6-7) In this Company Notice, “we,” “us,” “our” and similar terms refer to Regal Beloit Corporation.

Why are you offering to purchase my Securities?

        The right of each holder of the Securities to sell, and our obligation to purchase, the Securities pursuant to the Put Option as described in this Company Notice is a term of the Securities under the Indenture, dated as of April 5, 2004, between us and U.S. Bank National Association, as trustee, whom we refer to as the “Trustee,” pursuant to which the Securities were issued. This has been a right of holders from the time the Securities were issued on April 5, 2004. (Pages 6-7)

What Securities are you obligated to purchase?

        We are obligated to purchase all Securities that holders elect, at their option, to have purchased and that they validly surrender and do not validly withdraw. As of February 12, 2009, there was $115,000,000 aggregate principal amount of Securities outstanding, which would result in an aggregate purchase price of approximately $116,581,250. (Pages 6-7, 9)

How much will you pay and what is the form of payment?

        Pursuant to the terms of the Indenture and the Securities, for each $1,000 principal amount of the Securities, we will pay a purchase price, which we refer to as the “Purchase Price,” of $1,013.75 in cash. The Purchase Price is equal to 100% of the principal amount, plus accrued and unpaid interest, accrued and unpaid contingent interest, if any, and accrued and unpaid liquidated damages, if any, to (but not including) March 15, 2009, which we refer to as the “Purchase Date.” We will pay the Purchase Price with respect to any and all Securities validly surrendered for purchase and not validly withdrawn. The Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or our common stock. (Page 7)

How can I determine the market value of the Securities?

        There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results, the trading price of our common stock and the market for similar securities.

        The Securities are not currently convertible into shares of our common stock, but may become convertible under certain circumstances specified in the Indenture and the Securities. The conversion rate, which is subject to adjustment as provided in the Indenture and the Securities, is currently 39.1179 shares of our common stock per $1,000 principal amount of the Securities. If the Securities were to become convertible, holders that exercised their right to convert the Securities would receive up to the principal amount of the Securities in cash, with the balance of the conversion obligation, if any, to be satisfied in shares of our common stock or cash, at our discretion.

        Our common stock is listed on the New York Stock Exchange, which we refer to as the “NYSE,” under the symbol “RBC.” On February 12, 2009, the last reported sales price of our common stock on the NYSE was $30.83 per share. We urge you to obtain current market information for the Securities and our common stock, to the extent available, prior to making any decision with respect to the Put Option. (Pages 8-9)

What does Regal Beloit Corporation’s board of directors think of the Put Option?

        Our board of directors has not made any recommendation as to whether or not you should surrender your Securities for purchase pursuant to the Put Option. You must make your own decision whether to surrender your Securities for purchase pursuant to the Put Option and, if you decide to surrender less than all of your Securities, the amount of your Securities to surrender. (Page 7)

When does the Put Option expire?

        The Put Option expires at 5:00 p.m., Eastern Time, on Friday, March 13, 2009. We will not extend the period you have to accept the Put Option unless required to do so by the United States federal securities laws. (Page 7)

What are the conditions to Regal Beloit Corporation’s purchase of the Securities?

        Our purchase of Securities as to which the Put Option is validly exercised is not subject to any material condition other than that the purchase be lawful. (Page 13)

How do I exercise the Put Option and Surrender the Securities?

        To exercise the Put Option and surrender the Securities, you must use the following procedures.

•	If your Securities are held in certificated form, you must properly complete and execute a written notice of purchase, which we refer to as the “Purchase Notice,” and deliver it to U.S. Bank National Association, whom we refer to as the “Paying Agent,” with any other required documents and the certificates representing the Securities to be surrendered for purchase, prior to 5:00 p.m., Eastern Time, on March 13, 2009.

•	If your Securities are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Securities on your behalf.

•	If you are a participant with the Depository Trust Company, which we refer to as “DTC,” you should surrender your Securities electronically through DTC’s Automated Tenders over the Participant Terminal System, subject to the terms and procedures of that system prior to 5:00 p.m., Eastern Time, on March 13, 2009. If you surrender your Securities through the DTC, you need not submit a physical Purchase Notice to the Paying Agent if you comply with the transmittal procedures of DTC. By surrendering Securities through the transmittable procedures of DTC, you agree to be bound by the terms set forth in this Company Notice and the Purchase Notice.

        The method of delivery of the Purchase Notice, the related Securities to be surrendered and all other required documents is at the election and risk of the person delivering the Purchase Notice and surrendering such Securities and, except as expressly otherwise provided in the Purchase Notice, delivery will be deemed made only when actually received by the Paying Agent. The date of any postmark or other indication of when a Purchase Notice or Security was sent will not be taken into account in determining whether such materials were timely received. If such delivery is by mail, we suggest that you use properly insured, registered mail with return receipt requested, and that you mail the required documents sufficiently in advance of March 13, 2009 to permit delivery to the Paying Agent prior to 5:00 p.m., Eastern Time, on March 13, 2009. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Security for repurchase shall be determined by us, and our determination shall be final and binding absent manifest error. (Pages 11-12)

If I deliver the Purchase Notice and surrender my Securities, when will I receive payment for the Securities?

        We will pay the Purchase Price with respect to any and all Securities validly surrendered for purchase and not validly withdrawn as to which we have received valid Purchase Notices promptly following the later of the Purchase Date and the time of surrender of the Securities. Promptly upon expiration of the Put Option, we will either (a) accept for payment all Securities validly surrendered for purchase and not validly withdrawn or (b) return such Securities. We will forward to the Paying Agent on March 16, 2009, the appropriate amount of cash required to pay the Purchase Price for all Securities validly surrendered for purchase and not validly withdrawn, and the Paying Agent will promptly distribute that cash to holders whose Securities have been accepted for payment. (Page 13)

Can I withdraw a previously delivered Purchase Notice or previously surrendered Securities?

        You can withdraw a notice of purchase by following the procedures described below under “How can I withdraw a previously delivered Purchase Notice?” You can withdraw previously surrendered Securities by following the procedures described below under “How can I withdraw previously surrendered Securities?”

How can I withdraw a previously delivered Purchase Notice?

        You can withdraw a Purchase Notice previously delivered at any time until 5:00 p.m., Eastern Time, on March 13, 2009, by delivering a written notice of withdrawal to the Paying Agent. The notice of withdrawal must specify the certificate number, if any, of the Securities in respect of which such notice is being submitted, the principal amount of such Securities and the principal amount, if any, of such Securities that remains subject to the original notice of purchase and that has been or will be delivered for purchase by us. (Pages 12-13)

How can I withdraw previously surrendered Securities?

        To withdraw previously surrendered Securities, you (or your broker, dealer, commercial bank, trust company or other nominee) must send a written withdrawal notice or comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Securities prior to 5:00 p.m., Eastern Time, on March 13, 2009. You bear the risk of untimely withdrawal of previously surrendered Securities. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., Eastern Time, on March 13, 2009. (Pages 12-13)

Do I need to do anything if I do not wish to have my Securities purchased?

        No. If you do not deliver a valid Purchase Notice with respect to your Securities before the expiration of the Put Option, we will not purchase your Securities and your Securities will remain outstanding and continue to be subject to the existing terms of the Indenture and the Securities. (Page 12)

If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

        No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in denominations of $1,000 principal amount or an integral multiple thereof. (Page 7)

If I choose to exercise my rights under the Put Option, when will interest cease to accrue on them?

        Unless we default in making payment of the Purchase Price on any Securities validly surrendered and not validly withdrawn, interest on Securities as to which a Purchase Notice has been validly delivered will cease to accrue on and after Sunday, March 15, 2009. (Page 7)

If I do not surrender my Securities, will I have the right to require Regal Beloit Corporation to purchase my Securities in the future?

        Yes. Pursuant to Section 3.07 of the Indenture and paragraph 6 of the Securities, you have the right to require us to purchase the Securities for cash on March 15, 2014 and March 15, 2019 at a purchase price equal to 100% of the principal amount of the Securities to be purchased, plus accrued and unpaid interest, accrued and unpaid contingent interest, if any, and accrued and unpaid liquidated damages, if any, to (but not including) the date on which payment of the relevant purchase price is made. In addition, if a fundamental change as defined in the Indenture under which the Securities were issued occurs in the future, you will have the right, at your option, to require us to purchase your Securities at a purchase price specified in such Indenture that will be equal to 100% of the principal amount of the Securities to be purchased, plus accrued and unpaid interest, accrued and unpaid contingent interest, if any, and accrued and unpaid liquidated damages, if any, to (but not including) the applicable purchase date. (Pages 6-7, 10-11)

What are my conversion rights with respect to my Securities?

        The Securities are not currently convertible into shares of our common stock, but may become convertible under certain circumstances specified in the Indenture and the Securities. The conversion rate, which is subject to adjustment as provided in the Indenture and the Securities, is currently 39.1179 shares of our common stock per $1,000 principal amount of the Securities. If the Securities were to become convertible, holders that exercised their right to convert the Securities would receive up to the principal amount of the Securities in cash, with the balance of the conversion obligation, if any, to be satisfied in shares of our common stock or cash, at our discretion. (Page 8)

If I do not deliver a Purchase Notice with respect to my Securities, will my conversion rights be affected?

        No. If you do not deliver a Purchase Notice with respect to your Securities, your conversion rights will not be affected. (Page 8)

Do I have to pay a commission if I surrender my Securities?

        You will not be required to pay any commission to us or the Paying Agent in connection with the Put Option. However, there may be other commissions you need to pay to other parties, such as to your broker, in connection with your surrender of the Securities. (Page 12)

Will I have to pay taxes if I surrender my Securities for purchase pursuant to the Put Option?

        If you are a U.S. resident for U.S. federal income tax purposes, the receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes, resulting in taxable gain or loss to you. You should consult your tax advisor regarding the specific tax consequences to you. (Page 16)

        If you are not a U.S. resident for U.S. federal income tax purposes, the receipt of cash in exchange for the Securities pursuant to the Put Option may have U.S. federal income tax consequences. You should consult your tax advisor regarding the specific tax consequences to you. (Pages 16-17)

Who is the Paying Agent?

        U.S. Bank National Association, the Trustee under the Indenture under which the Securities were issued, is serving as Paying Agent in connection with the Put Option. Its address and telephone number are set forth on the front cover page of this Company Notice.

To whom can I talk if I have questions about the Put Option?

        Questions and requests for assistance in connection with the surrender of Securities for purchase pursuant to the Put Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

        1.    Information Concerning the Company. Regal Beloit Corporation, a Wisconsin corporation (the “Company”), is offering to purchase its 2.75% Convertible Senior Subordinated Notes Due 2024 (the “Securities”) pursuant to the terms and conditions of the Indenture, dated as of April 5, 2004, between the Company and U.S. Bank National Association (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of December 9, 2004 (the “Indenture”).

        The Company is one of the largest global manufacturers of commercial, industrial, and HVAC electric motors, electric generators and controls, and mechanical motion control products. Many of the Company’s products hold leading market positions in a variety of essential commercial, industrial and residential applications, and the Company believes it has one of the most comprehensive product lines in the markets it serves. The Company sells its products to a diverse global customer base using more than 20 recognized brand names through a multi-channel distribution model to leading original equipment manufacturers (“OEMs”), distributors and end users across many markets. The Company believes this strategy, coupled with a high level of customer service, provides it with a competitive selling advantage and allows it to more fully penetrate its target markets.

        The Company manufactures and markets electrical and mechanical products. The Company’s electrical products include HVAC motors, a full line of AC and DC commercial and industrial electric motors, electric generators and controls, capacitors and electrical connecting devices. The Company’s mechanical products include gears and gearboxes, marine transmissions, high-performance automotive transmissions and ring and pinions and manual valve actuators. OEMs and end users in a variety of motion control and other industrial applications increasingly combine the types of electrical and mechanical products the Company offers. The Company seeks to take advantage of this trend and to enhance its market penetration by leveraging cross-marketing and product line combination opportunities between its electrical and mechanical products.

        The Company markets its products through multiple business units, with each typically having its own branded product offering and sales organization. These sales organizations consist of varying combinations of the Company’s own internal direct sales people as well as exclusive and non-exclusive manufacturers’ representative organizations. The Company manufactures the vast majority of the products that it sells, and it has manufacturing, sales, engineering and distribution facilities throughout the United States and Canada as well as in Mexico, India, China, Australia, Thailand and Europe.

        The Company maintains its principal executive offices at 200 State Street, Beloit, Wisconsin 53511-6254; telephone number (608) 364-8800.

        2.    Definitions. All capitalized terms used but not specifically defined in this notice (this “Company Notice”) shall have the meanings given to such terms in the Indenture.

        3.    Information Concerning the Securities. The Securities were issued under the Indenture. The Securities mature on March 15, 2024. As of February 12, 2009, there was $115,000,000 aggregate principal amount of Securities outstanding.

        Regal Beloit has appointed the Trustee as paying agent (the “Paying Agent”) in connection with the Securities.

a. The Company’s Obligation to Purchase the Securities. Pursuant to the terms of the Securities and the Indenture, on March 15, 2009, March 15, 2014 and March 15, 2019, each record holder of the Securities (each “Holder”) may require the Company to purchase for cash any outstanding Securities for which the Holder has properly delivered and not withdrawn a written notice of purchase in the form accompanying this Company Notice (a “Purchase Notice”), subject to certain additional conditions, at a purchase price equal to 100% of the principal amount of the Securities plus accrued and unpaid Interest, accrued and unpaid Contingent Interest, if any, and Liquidated Damages, if any, to but excluding the applicable purchase date.

In addition, upon a Fundamental Change, Holders may require the Company, subject to certain conditions, to purchase for cash all or a portion of the Securities for a purchase price equal to 100% of the principal amount of the Securities plus accrued and unpaid Interest, accrued and unpaid Contingent Interest, if any, and accrued and unpaid Liquidated Damages, if any, to the Fundamental Change Purchase Date.

The option of each Holder to require the Company to purchase the Securities on March 15, 2009 (the “Purchase Date”) as described in this Company Notice (the “Put Option”) will expire at 5:00 p.m., Eastern Time, on Friday, March 13, 2009 (the Business Day immediately prior to the Purchase Date). The Company will not extend the period that Holders have to exercise their rights under the Put Option unless required to do so by the United States federal securities laws. The Company’s purchase of Securities validly surrendered for purchase and not validly withdrawn is not subject to any condition other than that the purchase be lawful.

b. Purchase Price. Pursuant to the terms of the Indenture and the Securities, the purchase price (the “Purchase Price”) to be paid by the Company for each $1,000 principal amount of the Securities for which the Holder has properly delivered and not withdrawn a Purchase Notice on the Purchase Date, subject to certain additional conditions, is $1,013.75, which is equal to 100% of the principal amount such Securities, plus accrued and unpaid Interest, accrued and unpaid Contingent Interest, if any, and accrued and unpaid Liquidated Damages, if any, to (but not including) the Purchase Date.

The Company will pay the Purchase Price in cash with respect to any and all Securities for which the Holder has properly delivered and not withdrawn a Purchase Notice prior to 5:00 p.m., Eastern Time, on March 13, 2009 and that are validly surrendered for purchase. Securities surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. If the Company deposits with the Paying Agent sufficient cash to pay the Purchase Price of all Securities or portions thereof to be purchased as of the Purchase Date on March 16, 2009, Interest, Contingent Interest, if any, and Liquidated Damages, if any, will cease to accrue on such Securities or portions thereof.

The Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the Company’s common stock, par value $0.01 per share (“Common Stock”). Thus, the Purchase Price may be significantly higher or lower than the market price of the Securities on the Purchase Date. Holders are urged to obtain the best available information as to potential current market prices of the Securities and the Common Stock before making a decision whether to surrender Securities for purchase.

None of the Company, its board of directors, its employees or the Paying Agent are making any recommendation to Holders as to whether or not to surrender Securities for purchase pursuant to this Company Notice. Each Holder must make its own decision whether or not to surrender Securities for purchase and, if so, the principal amount of Securities to surrender based on that Holder’s own assessment of the current market value of the Securities and the Common Stock and other relevant factors.

        c.    Conversion Rights of the Securities. The Securities are not currently convertible, but may become convertible into shares of the Common Stock prior to the close of business on March 15, 2024 as follows:

(i) during any Fiscal Quarter of the Company commencing after June 30, 2004 (and only during such quarter), if the Sale Price (as defined in the Indenture) of the Common Stock for 20 trading days of the last 30 Trading Days of the immediately preceding Fiscal Quarter period was more than 130% of the Conversion Price in effect (as defined in the Indenture) on such trading day. The Company has irrevocably elected to satisfy 100% of the Conversion Obligation in cash to the extent of the principal amount, with any remaining amount of the Conversion Obligation to be satisfied at the Company’s option in cash, shares of Common Stock, or a combination of cash and Common Stock;

(ii) during the five Business Day period after any five consecutive Trading Day period in which the Trading Price (as defined in the Indenture) per $1,000 principal amount of the Securities for each day of such five Trading Day period was less than 98% of the product of the Sale Price of the Common Stock and the Conversion Rate (as defined in the Indenture) of the Securities on each such day; provided, that if on the date of any conversion pursuant to this clause the Sale Price of Common Stock is greater than 100% but less than 130% of the Conversion Price, a holder shall receive cash with a value equal to the principal amount of the holder’s Securities plus accrued and unpaid Interest as of the Conversion Date;

(iii) if the Company has called the Securities for redemption; or

(iv) upon the occurrence of certain specified corporate transactions described in the Indenture.

The Conversion Rate, which is subject to adjustment as provided in the Indenture and the Securities, is currently 39.1179 shares of Common Stock per $1,000 principal amount of the Securities. Holders that exercise their right to convert the Securities will receive up to the principal amount of the Securities in cash, with the balance of the conversion obligation, if any, to be satisfied in shares of Common Stock or cash, at the Company’s discretion. Securities as to which a Holder has delivered a Purchase Notice may be converted if they are otherwise convertible only in accordance with Article 10 of the Indenture and Section 8 of the Securities and only if the applicable Purchase Notice has been withdrawn in accordance with the terms of the Indenture.

The Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “RBC.” On February 12, 2009, the last reported sales price of the Common Stock on the NYSE was $30.83 per share. The Trustee is currently acting as conversion agent for the Securities.

Holders that do not surrender their Securities for purchase pursuant to the Put Option will maintain the right potentially to convert their Securities into cash and shares of Common Stock, under the circumstances and subject to the terms and conditions specified in the Indenture and the Securities. Any Securities as to which a Purchase Notice is delivered will become convertible only if such Purchase Notice has been validly withdrawn, as described in Section 5 below.

d. Market for the Securities and our Common Stock. There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price of the Common Stock and the market for similar securities. Following the expiration of the Put Option, the Company expects that the trading market for the Securities that remain outstanding may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, the Company’s purchase of a significant amount of the Securities pursuant to the Put Option will reduce the float and may negatively affect the liquidity, market value and price volatility of the Securities that remain outstanding following the Purchase Date. The Company cannot assure that a trading market will exist for the Securities following the Purchase Date. The extent of the market for the Securities following the Purchase Date will depend upon, among other things, the remaining outstanding principal amount of the Securities, the number of Holders remaining and the interest on the part of securities firms in maintaining a market in the Securities.

As of February 12, 2009, there was $115,000,000 aggregate principal amount of Securities outstanding and there was one record holder of the Securities.

As described in Section 3(c) above, the Securities are not currently convertible but may become convertible into shares of Common Stock under the circumstances and subject to the terms and conditions specified in the Indenture and the Securities. The Conversion Rate, which is subject to adjustment as provided in the Indenture and the Securities, is currently 39.1179 shares of Common Stock per $1,000 principal amount of the Securities. Holders that exercise their right to convert the Securities will receive up to the principal amount of the Securities in cash, with the balance of the conversion obligation, if any, to be satisfied in shares of Common Stock or cash, at the Company’s discretion. The Common Stock is listed on the NYSE under the symbol “RBC.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NYSE and the dividends per share paid during such periods.

	Common Stock Price		Dividends on Common Stock (per share)
	High	Low
2008
4th Quarter	$ 41.57	$ 26.07	$ .16
3rd Quarter	49.37	39.95	.16
2nd Quarter	47.54	35.82	.16
1st Quarter	44.46	33.94	.15
2007
4th Quarter	53.10	43.82	.15
3rd Quarter	56.93	47.29	.15
2nd Quarter	49.94	43.76	.15
1st Quarter	51.68	43.51	.14
2006
4th Quarter	54.18	42.78	.14
3rd Quarter	46.58	38.61	.14
2nd Quarter	53.99	40.39	.14
1st Quarter	42.87	34.82	.13

On February 12, 2009, the last reported sales price of the Common Stock on the NYSE was $30.83 per share. On February 10, 2009, there were approximately 31,442,488 shares of Common Stock outstanding.

Holders are urged to obtain current market information for the Securities, to the extent available, and Common Stock before making any decision with respect to the Put Option.

e. Redemption. Beginning on March 20, 2009, the Company may at its option redeem the Securities, in whole at any time or in part from time to time, for cash at a redemption price equal to 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid Interest, accrued and unpaid Contingent Interest, if any, and Liquidated Damages, if any, on those Securities up to, but excluding, the date of redemption.

f. Fundamental Change. As of the date of this Company Notice, a Fundamental Change has not occurred. Subject to exceptions specified in the Indenture, a Fundamental Change generally will be deemed to have occurred upon any of the following:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of the Company’s capital stock entitling that person to exercise 50% or more of the total voting power of all shares of the Company’s capital stock entitled to vote generally in elections of directors, other than any acquisition by the Company, any of the Company’s subsidiaries or any of the Company’s employee benefit plans (except that any of those persons shall be deemed to have beneficial ownership of all securities it has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

(ii) the first day on which a majority of the members of the board of directors of the Company are not continuing directors; or

(iii) the Company’s consolidation or merger with or into any other person (other than one or more of the Company’s subsidiaries), any merger of another person (other than one or more of the Company’s subsidiaries) into the Company, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of the Company’s properties and assets to another person (other than one or more of the Company’s subsidiaries), other than:

(1) any transaction:

(a) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Company’s capital stock; and

(b) pursuant to which holders of the Company’s capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; or

(2) any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing the Company’s jurisdiction of incorporation and/or form of organization and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock, if at all, solely into shares of Common Stock, ordinary shares or American Depositary Shares or other equity interests of the surviving entity or a direct or indirect parent of the surviving entity.

If a Fundamental Change occurs, Holders will have the right on the Fundamental Change Purchase Date (subject to certain exceptions) to require the Company to purchase for cash all of the Securities not previously called for redemption, or any portion of those Securities that is equal to $1,000 in principal amount or integral multiples thereof, at a Fundamental Change Purchase Price equal to 100% of the principal amount of the Securities plus any accrued and unpaid Interest, Contingent Interest, if any, and Liquidated Damages, if any, on the Securities to (but not including) the Fundamental Change Purchase Date. To exercise this right, Holders must deliver to the Paying Agent, at any time on or prior to the close of business on the Fundamental Change Purchase Date, a duly completed written notice of purchase stating (A) the certificate number of the Securities that the Holder will deliver to be purchased or the appropriate depositary procedures if Certificated Securities have not been issued for such Securities, (B) the portion of the principal amount of the Securities which the Holder will deliver to be purchased, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000, and (C) that such Securities shall be purchased by the Company as of the Fundamental Change Purchase Date pursuant to the terms and conditions specified in Section 6 of the Securities and in the Indenture. After delivery of the written notice of purchase, the related Securities must be surrendered to the Paying Agent to collect payment.

g. Ranking. The Securities are the Company’s general unsecured obligations and rank junior in right of payment to all of the Company’s existing and future senior debt. The Securities are not guaranteed by any of the Company’s subsidiaries and, accordingly, the Securities are effectively subordinated to the indebtedness and other liabilities of the Company’s subsidiaries, including trade creditors.

h. Dividends. Holders are not entitled to dividends, although the payment of certain dividends above the “dividend threshold amount” will result in an adjustment to the Conversion Rate, as set forth in the Indenture and the Securities. In the event that the Securities are converted and the Company delivers shares of Common Stock to satisfy any portion of the amount deliverable upon conversion, the Holders will thereafter be entitled to dividends, if any, made to holders of the Common Stock. There are certain contractual restrictions on the Company’s ability to declare and pay dividends, which are described in the Company’s Annual Report on Form 10-K for the year ended December 29, 2007 and incorporated herein by reference.

        4.    Procedures to be Followed by Holders Electing to Have Securities Purchased. To exercise the Put Option and surrender the Securities, a Holder must use the following procedures:

a. A Holder whose Securities are held in certificated form must properly complete and execute the Purchase Notice, and deliver such notice to the Paying Agent, with any other required documents and the certificates representing the Securities to be surrendered for purchase, prior to 5:00 p.m., Eastern Time, on March 13, 2009.

b. A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender its Securities and instruct such nominee to surrender the Securities on the Holder’s behalf.

c. A Holder who is a Depository Trust Company (“DTC”) participant should surrender its Securities electronically through DTC’s Automated Tenders over the Participant Terminal System, subject to the terms and procedures of that system prior to 5:00 p.m., Eastern Time, on March 13, 2009.

HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC. BY SURRENDERING SECURITIES THROUGH THE TRANSMITTAL PROCEDURES OF DTC, HOLDERS AGREE TO BE BOUND BY THE TERMS SET FORTH IN THIS COMPANY NOTICE AND THE PURCHASE NOTICE.

        The method of delivery of the Purchase Notice, the related Securities to be surrendered and all other required documents is at the election and risk of the person delivering such Purchase Notice and surrendering such Securities and delivery will be deemed made only when actually received by the Paying Agent. The date of any postmark or other indication of when a Purchase Notice or Security was sent will not be taken into account in determining whether such materials were timely received. If such delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested, and that Holders mail the required documents sufficiently in advance of March 13, 2009 to permit delivery to the Paying Agent prior to 5:00 p.m., Eastern Time, on March 13, 2009. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Security for repurchase shall be determined by the Company, whose determination shall be final and binding absent manifest error.

        Securities that are not validly surrendered for purchase on or before 5:00 p.m., Eastern Time, on March 13, 2009 will remain outstanding and will continue to be subject to the existing terms of the Indenture and the Securities.

        Holders will not be required to pay any commission to the Company or the Paying Agent in connection with the Put Option. However, there may be other commissions Holders need to pay to other parties, such as to a broker, in connection with the Holder’s surrender of the Securities.

        5.    Right of Withdrawal. A Purchase Notice may be withdrawn at any time prior to 5:00 p.m., Eastern Time, on March 13, 2009. In order to withdraw a Purchase Notice on or prior to March 13, 2009, a written notice of withdrawal must be delivered to the office of the Paying Agent prior to 5:00 p.m., Eastern Time, on March 13, 2009 specifying (a) the certificate number, if any, of the Securities in respect of which such notice of withdrawal is being submitted; (b) the principal amount of the Securities with respect to which such notice of withdrawal is being submitted; and (c) the principal amount, if any, of such Securities which remain subject to the original Purchase Notice and which has been or will be delivered for purchase by the Company. To withdraw previously surrendered Securities, a Holder (or such Holder’s broker, dealer, commercial bank, trust company or other nominee) must send a written withdrawal notice or comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw the Holder’s Securities prior to 5:00 p.m., Eastern Time, on March 13, 2009 or as otherwise set forth below.

        Holders bear the risk of untimely withdrawal of a previously delivered Purchase Notice and previously surrendered Securities. If a Holder wishes to withdraw a Purchase Notice or Securities on or prior to March 13, 2009, such Holder must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., Eastern Time, on March 13, 2009.

        6.    Payment for Surrendered Securities. The Company will forward to the Paying Agent on March 16, 2009 the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Paying Agent will promptly thereafter distribute that cash to each Holder that has validly exercised its Put Option as described in Section 4.

        The total amount of funds required by the Company to purchase the Securities is approximately $116,581,250 (assuming that all of the Securities are validly surrendered for purchase and not validly withdrawn). In the event any Securities are surrendered and accepted for payment, the Company intends to fund its purchase of the Securities through direct borrowings from our committed bank credit lines. There are no material conditions to the Company’s funding of the Purchase Price or its purchase of the Securities in the manner described above.

        7.    Securities Acquired. Any Securities purchased by the Company pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

        8.    Plans or Proposals of the Company. Except as publicly disclosed prior to the date of this Company Notice, the Company does not currently have any plans that would be material to a Holder’s decision to surrender Securities for purchase pursuant to the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the Company's present dividend rate or policy, or indebtedness or capitalization;

•	any change in the Company’s present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the Company's corporate structure or business;

•	any class of the Company’s equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of the Company’s equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the Company's obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

        9.    Interests of Directors, Executive Officers and Affiliates of the Company in the Securities. To the Company’s knowledge:

•	none of the Company or any of its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Securities;

•	the Company will not purchase any Securities from such persons; and

•	during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

        A list of the Company’s directors and executive officers is attached to this Company Notice as Annex A.

        Certain of the Company’s affiliates are parties to ordinary course stock option plans and arrangements involving the Common Stock, as disclosed by the Company prior to the date hereof.

        10.    Agreements Involving Securities of the Company. In connection with the issuance of the Securities, the Company entered into a Registration Rights Agreement, dated as of April 5, 2004 (the “Registration Rights Agreement”), with Banc of America Securities LLC, Deutsche Bank Securities Inc., Wachovia Capital Markets, LLC and Robert W. Baird & Co. Incorporated relating to the Securities and the underlying shares of Common Stock issuable upon conversion of the Securities. Under the Registration Rights Agreement, the Company agreed to file, within 90 days after April 5, 2004, a shelf registration statement with respect to the resale of the Securities and the shares of Common Stock issuable upon conversion of the Securities. The Company also agreed to use its reasonable best efforts to keep the shelf registration statement effective until the earliest of (a) two years from the last date of original issuance of any of the Securities, (b) the date when Holders and holders of the shares of Common Stock issuable upon conversion of the Securities are able to sell such Securities and shares immediately without restriction under Rule 144(k) under the Securities Act of 1933, as amended (the “Securities Act”), and (c) the date when all of the Securities and Common Stock issuable upon conversion of the Securities of those Holders that delivered in a timely manner a holder questionnaire described in the Registration Rights Agreement are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement. Under the Registration Rights Agreement, the Company is also required to pay additional interest, subject to some limitations, to the Holders, and, in some cases, to offer more favorable conversion terms for the Securities, if it fails to comply with its registration obligations with respect to the Securities and the shares of Common Stock issuable upon conversion of the Securities. Pursuant to the terms of the Registration Rights Agreement, on June 21, 2004, the Company filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 registering for resale the Securities and the shares of Common Stock issuable upon conversion of the Securities.

        For more information regarding any of the terms and conditions of the Registration Rights Agreement, please see the Registration Rights Agreement filed as Exhibit 4.5 to the Company’s Registration Statement on Form S-3 filed on June 21, 2004 and incorporated herein by reference.

        Except as described above, neither the Company nor, to its knowledge, any of the Company’s affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any of the Company’s securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of those securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

        11.    Purchases of Securities by the Company and its Affiliates. The Company and each of its affiliates, including its executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than pursuant to the Put Option until at least the tenth business day after the Purchase Date. Following that date, if any Securities remain outstanding, the Company and its affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price and on other terms and for forms of consideration that may be different from those of the Put Option. A decision to purchase Securities after the Purchase Date, if any, will depend upon many factors, including the amount of Securities surrendered for purchase pursuant to the Put Option, the market price of the Securities, the market price of the Common Stock, the Company’s business and financial position and general economic and market conditions.

        12.    Material United States Tax Considerations. The following discussion summarizes the material U.S. federal income tax considerations to a beneficial owner of Securities that exercises the Put Option. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings of the Internal Revenue Service (“IRS”), and judicial decisions, all as in effect as of the date of this Company Notice. All of these laws and authorities are subject to change, possibly with retroactive effect.

        This summary applies only to beneficial owners of the Securities who hold the Securities as capital assets. This summary does not discuss all U.S. federal income tax considerations that may be relevant to beneficial owners of Securities in light of their particular circumstances or that may be relevant to certain beneficial owners that may be subject to special treatment under U.S. federal income tax law (for example, tax-exempt organizations, insurance companies, banks and other financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, real estate investment trusts, regulated investment companies, individual retirement accounts, qualified pension plans, persons who hold Securities as part of a straddle, hedging, constructive sale, conversion, or other integrated transaction, U.S. Holders, as defined below, whose functional currency is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, and former citizens or residents of the United States). Furthermore, this summary does not address any aspects of state, local, or foreign taxation.

        All beneficial owners of Securities should consult their own tax advisors regarding the U.S. federal income tax consequences of exercising the Put Option, as well as any tax consequences arising under any state, local or foreign tax laws.

        As used herein, a “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or any entity treated as a corporation, that was created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (i) that is subject to the supervision of a court within the United States and the control of one or more United States persons (as described in section 7701(a)(30) of the Code) or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        A “Non-U.S. Holder” means a beneficial owner of a Security that is an individual, corporation, trust, or estate, and that is not a U.S. Holder.

        Under the Indenture, the Company has agreed, and each beneficial owner of a Security is deemed to have agreed, to treat the Securities as indebtedness for U.S. federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments (the “contingent payment debt regulations”). The remainder of this discussion assumes that the Securities are treated as indebtedness subject to the contingent payment debt regulations as described above. Under the contingent payment debt regulations, each beneficial owner of a Security is required to accrue interest income, as original issue discount, on the Securities at an assumed yield and projected payment schedule determined by the Company.

        Tax Consequences to U.S. Holders

        Upon the exercise of a Put Option, a U.S. Holder will generally recognize gain or loss equal to the difference between the cash received upon such exercise and the U.S. Holder’s adjusted tax basis in the Security. A U.S. Holder’s adjusted tax basis in a Security generally equals the U.S. Holder’s purchase price for the Security, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any positive or negative adjustments to interest accruals that arise because projected payments differ from actual amounts paid), decreased by the amount of any projected payments on the Security for previous accrual periods (without regard to the actual amount paid), and increased or decreased by the amount of any positive or negative adjustment, respectively, that the U.S. Holder is required to make if it purchases Securities at a price other than the adjusted issue price determined for tax purposes. A U.S. Holder generally is required to treat any gain upon a sale of Securities as ordinary interest income, and is required to treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, with any balance of such a loss being treated as capital loss. The deductibility of capital losses is subject to limitations.

        Any payments received by a U.S. Holder as the result of the exercise of a Put Option may be subject to information reporting requirements. A U.S. Holder may be subject to a backup withholding tax on such payments if the U.S. Holder fails to supply its correct taxpayer identification number in the manner required by applicable law, fails to certify that it is not subject to the backup withholding tax, or otherwise fails to comply with applicable backup withholding tax rules. Any amounts withheld from a U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability of the U.S. Holder, and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

        Tax Consequences to Non-U.S. Holders

        Subject to the discussion of backup withholding below, any payments received by a Non-U.S. Holder upon the exercise of a Put Option will be exempt from U.S. federal income tax (and withholding thereof), provided that:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote and is not a controlled foreign corporation (as defined in the Code) related, directly or indirectly, to the Company through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest on a loan made in the ordinary course of its trade or business;

•	the Non-U.S. Holder certifies on a properly executed IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address;

•	such payments are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States;

•	the Company is not, and has not been within the shorter of the five-year period preceding the sale or the period the Non-U.S. Holder held the Securities, a United States real property holding corporation, as defined in the Code (the Company believes that it has not been, and the Company does not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes); and

•	in the case of gain realized by an individual Non-U.S. Holder on a sale of the Securities, the Non-U.S. Holder is not present in the United States for at least 183 days or more during the taxable year of the disposition.

        If a Non-U.S. Holder is engaged in a trade or business in the United States, and if payments on or gain realized on a sale of the Security are effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. Holder (see “— Tax Consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Non-U.S. Holders should consult their own tax advisors with respect to other tax consequences of the ownership of the Securities, including the possible imposition of a 30% branch profits tax in the case of Non-U.S. Holders that are classified for federal income tax purposes as corporations.

        Any payments received by a Non-U.S. Holder as the result of the exercise of a Put Option may be subject to information reporting requirements. A Non-U.S. Holder may be subject to backup withholding tax on such payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person. The certification procedures required of Non-U.S. Holders to claim the exemption from withholding tax that is described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. Any amounts withheld from a Non-U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability of the Non-U.S. Holder, and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

        13.    Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. These materials may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. These reports and other information concerning the Company may also be inspected at the office of the NYSE located at 20 Broad Street, New York, NY 10005. For further information on obtaining copies of the Company’s public filings at the NYSE, you should call 1-212-656-3000.

        The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained from the SEC in the same manner as set forth above.

        The documents listed below (as they may be amended from time to time) contain important information about the Company and its financial condition:

•	the Company’s Annual Report on Form 10-K for the year ended December 29, 2007;

•	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 29, June 28 and September 27, 2008;

•	all other reports filed by the Company with the SEC pursuant to Sections 13, 14 and 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•	all documents the Company files with the SEC pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and prior to 5:00 p.m., Eastern Time, on the Purchase Date;

•	the section entitled “Description of the Securities” in the Company’s Amendment No. 1 to its Registration Statement on Form S-3 (File No. 333-16706) filed with the SEC on September 29, 2004; and

•	the description of the Common Stock and the Company’s common stock purchase rights contained in the Company’s Registration Statement on Form 8-A, filed January 18, 2005, and any amendment or report updating that description.

        In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this Company Notice or any of the documents referred to above is accurate as of any date other than that on the front cover of the applicable document.

        14.    No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

        15.    Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or the Securities or any applicable laws on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control.

REGAL BELOIT CORPORATION

February 13, 2009

ANNEX A
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

        The following tables set forth the names of each of the members of the Regal Beloit Corporation’s board of directors and each of its executive officers as of February 13, 2009.

Directors

Name	Title
Henry W. Knueppel	Chairman of the Board
Christopher L. Doerr	Director
Thomas J. Fischer	Director
Dean A. Foate	Director
Mark J. Gliebe	Director
G. Frederick Kasten, Jr.	Director
Rakesh Sachdev	Director
Carol N. Skornicka	Director
Curtis W. Stoelting	Director

Executive Officers

Name	Title
Henry W. Knueppel	Chief Executive Officer
Mark J. Gliebe	President and Chief Operating Officer
David A. Barta	Vice President, Chief Financial Officer
Paul J. Jones	Vice President, General Counsel and Secretary
Terry Colvin	Vice President, Corporate Human Resources

        The business address of each person set forth above is c/o Regal Beloit Corporation, 200 State Street, Beloit, Wisconsin 53511-6254; telephone number (608) 364-8800.